Exhibit 99.(b).3

AMENDMENT NO. 2

to

AMENDED & RESTATED

BY-LAWS

of

VIRTUS RETIREMENT TRUST

A Delaware Statutory Trust

ARTICLE VIII

General Matters

1.         Fiscal Year. The fiscal year of the Trust shall be fixed and refixed or changed from time to time by the Trustees.

Approved: August 20, 2015